Exhibit 10.1

CONFIDENTIAL

THIRD AMENDMENT TO

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Third Amendment to the Amended and Restated Exclusive License Agreement (this “Third Amendment”), dated as of December 18, 2025 (the “Amendment Effective Date”), is made and entered into by and among VectivBio AG, a corporation limited by shares organized under the laws of Switzerland (“VectivBio”), Ferring International Center S.A., a Swiss company (“Ferring”), and, solely for purposes of Section 2(b) hereof, Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Parent”). Each of VectivBio and Ferring is sometimes individually referred to herein as a “Party,” and all of them are sometimes collectively referred to herein as the “Parties.”

WHEREAS, Ferring and Glypharma Therapeutic Inc. (as predecessor to VectivBio) entered into that certain Amended and Restated Exclusive License Agreement, as of December 6, 2016, as amended by that certain (i) Amendment to the Amended and Restated Exclusive License Agreement, dated as of September 30, 2018 and (ii) Amendment No. 2 to Amended and Restated Exclusive License Agreement, dated as of June 13, 2019 (the “License Agreement,” as amended by this Third Amendment, the “Agreement”);

WHEREAS, under the License Agreement, Ferring granted exclusive rights under the Ferring Technology to VectivBio to research, develop, manufacture, make, have made, import, export, use, sell, distribute, promote, advertise, dispose of or offer to sell the Licensed Products in the Field in the Territory (each capitalized term as defined therein);

WHEREAS, the Parties are involved in litigation in Ferring International Center S.A. v. VectivBio AG (C.A. 2:2025cv01001) filed in the United States District Court for the Eastern District of Texas, concerning a dispute regarding trade secret misappropriation and ownership and inventorship of certain intellectual property rights, including Know-How and Arising Intellectual Property; and

WHEREAS, the Parties have resolved the dispute to be formalized by this Third Amendment by clarifying the Parties’ respective intellectual property rights under the License Agreement, and as a result thereof, the Parties have entered into that certain Global Release, dated as of the date hereof, by and between Parent, VectivBio and Ferring, and desire to amend the License Agreement as set forth below.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1.            Definitions; Effect of Amendment.

a.	Capitalized terms used but not defined herein shall have the meaning given to such terms in the License Agreement.

b.	Except as expressly modified in this Third Amendment, all of terms and provisions of the License Agreement shall remain in full force and effect as legally binding obligations of the Parties enforceable in accordance with their terms. VectivBio and Ferring hereby ratify and confirm their respective obligations under the License Agreement, as modified pursuant to this Third Amendment.

2.	Upfront Payments and Parent Guarantee.

a.	In partial consideration of the rights and licenses granted under the License Agreement, VectivBio shall make the following one-time, non-refundable, non-creditable upfront cash payments to Ferring:

i.	Seven Million Five Hundred Thousand Dollars ($7,500,000), within five (5) business days following the Amendment Effective Date; and

ii.	Five Million Dollars ($5,000,000) on the earlier to occur of: (A) December 31, 2026 and (B) [**],

in each case (clause (i) or (ii)), in immediately available funds to such bank account as may be designated by Ferring in writing to VectivBio. Any payment which falls due on a date which is not a business day may be made on the next succeeding business day.

For purposes of this Third Amendment only, “VectivBio Sale” means any of the following: (a) the sale or disposition to a Third Party of (i) all or substantially all of the assets of VectivBio, [**] or [**] or (ii) any license or assignment of exclusive rights to commercialize the Licensed Product in any of [**] or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of VectivBio, [**] or [**] or (ii) the acquisition, merger or consolidation of VectivBio, [**] or [**] with or into another natural person, corporation, firm, business trust, joint venture, association, organization, partnership or other business entity, or any government, or any agency or political subdivisions thereof, other than, in the case of this clause (b), an acquisition, merger or consolidation of VectivBio, [**] or [**] with another natural person, corporation, firm, business trust, association, organization, partnership or other business entity in which the holders of outstanding shares of voting capital stock of [**] immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the outstanding shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

b.	In partial consideration of the rights and licenses granted under the License Agreement, and subject to this Section 2(b), Parent hereby guarantees (the “Parent Guarantee”), as a primary obligor and not merely as a surety, to Ferring, the payment when due, of all payment obligations of VectivBio under Section 2(a) of this Third Amendment (all such obligations guaranteed by Parent, the “Parent Guaranteed Obligations”). Parent further agrees that the Parent Guaranteed Obligations: (a) constitute a guarantee of payment when due and not of collection; and (b) may be extended or renewed, in whole or in part, in accordance with the terms thereof, without notice to or further assent from it, and that it will remain bound upon its Parent Guarantee notwithstanding any extension or renewal of any Parent Guaranteed Obligations; provided, however, that, notwithstanding the foregoing, the Parent Guarantee and Parent Guaranteed Obligations shall automatically expire, with no further action required by either Party, upon payment of all payment obligations of VectivBio under Section 2(a) of this Third Amendment. To the fullest extent permitted by applicable law, Parent waives any defense based on or arising out of any defense of VectivBio or the unenforceability of the Parent Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of VectivBio, other than the payment in full of all the Parent Guaranteed Obligations.

3.            Amendments.

a.	Definitions. Section 1 (Definitions) of the License Agreement is hereby amended as follows:

i.	The definition of “Alternate Drug Compounds” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“[**].”

ii.	The following definition is hereby added to Section 1 of the License Agreement:

“‘Contested Patents’ means (a) [**]; (b) any and all Patents, whether U.S. or non-U.S., issuing on or arising from Patents included in sub-clause (a) above; (c) any and all Patents claiming priority, directly or indirectly, to, or common priority with, any of the Patents covered by sub-clause (a) or (b) above, and (d) any and all Patents that are included in a priority claim for any of the Patents included in sub-clause (a) or (b) above.”

iii.	The definition of “Licensed Product” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“‘Licensed Product’ means all pharmaceutical formulations which contain the Licensed Compound in any form and for which the manufacture, use or sale is or was at any time during the Licensed Product Royalty Term covered by a Valid Claim of a Licensed Patent or Contested Patent.

iv.	The definition of “Licensed Product Royalty” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“‘Licensed Product Royalty’ means, with respect to a Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, the sum of (i) [**] of all Net Sales of such Licensed Product in such country in the Field beginning on the First Commercial Sale of such Licensed Product in such country and ending on the date that is seven (7) years following such First Commercial Sale, and (ii) following expiration of such seven (7) year period, [**] of all Net Sales of such Licensed Product in such country in the Field until the expiration of the Licensed Product Royalty Term for such Licensed Product in such country.”

v.	The definition of “Licensed Product Royalty Term” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“‘Licensed Product Royalty Term’ means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time beginning on the First Commercial Sale of such Licensed Product in such country and ending on the date on which the manufacture, use or sale of such Licensed Product ceases to be covered by a Valid Claim of a patent included within the Licensed Patents or Contested Patents in such country, including any extensions, supplementary protections, or adjustments, or equivalent changes to patent term.”

vi.	The following definition is hereby added to Section 1 of the License Agreement:

“‘Patents’ means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.”

vii.	The definition of “Restricted Period” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“‘Restricted Period’ means the period beginning on [**] and ending on [**].”

viii.	The definition of “Valid Claim” in the License Agreement is hereby deleted in its entirety and replaced with the following:

“‘Valid Claim’ means a claim of a pending patent application or of an issued and unexpired patent in any country that covers the subject-matter of the Licensed Product and/or an Alternate Drug Compound Product, as the case may be, and which claim has not irrevocably lapsed, been cancelled or become abandoned and has not been declared invalid by a final, unappealable (i.e., from which no appeal can be taken or where the time to take such appeal has expired) decision or judgment or a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.”

b.	Section 2.01 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Ferring hereby grants to Newco [**], to the Ferring Technology for the purposes of researching, developing, manufacturing, making, having made, importing, exporting, using, selling, distributing, promoting, advertising, disposing of or offering to sell the Licensed Products in the Field in the Territory. Effective as of the Amendment Effective Date, Ferring acknowledges and agrees that Newco exclusively owns all rights, title and interest in and to the Contested Patents, and that in the event that any employee, consultant or contractor of Ferring or its Affiliates is found to be an inventor of any Contested Patent, Ferring hereby assigns its and its Affiliates’ entire right, title and interest in and to such Contested Patent to Newco (and will, if requested by Newco, cause such inventor to record the assignment of his or her entire right, title and interest in and to such Contested Patent to Ferring or its Affiliate for purposes of assignment to Newco).”

c.	The first paragraph of Section 3.01 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“In the case of any invention or discovery (whether patentable or not), copyright material or confidential know-how which may be discovered, invented, developed, made or conceived during the performance of this Agreement by Newco, [**], including by their respective Affiliates, officers, employees, consultants or agents, in relation to the Licensed Compounds or any Alternate Drug Compounds (‘Arising Intellectual Property’), ownership of all right, title and interest in and to the Arising Intellectual Property (including any and all intellectual property rights related thereto) shall be held exclusively, solely and absolutely by Newco.

[**].

[**].”

d.	Section 3.02 of the License Agreement is hereby amended as follows:

i.	The following is added at the beginning of the first paragraph of Section 3.02 of the License Agreement:

[**].

ii.	The last paragraph of Section 3.02 of the License Agreement shall be replaced with the following:

“[**].”

e.	Section 5.01 of the License Agreement is hereby amended by adding the following representations and warranties by Ferring as of the Amendment Effective Date (except as otherwise noted):

i.	Schedule 1 contains a complete and accurate list of the Licensed Patents.

ii.	[**].

iii.	[**].

iv.	Ferring has not granted any license or other interest to any Third Party under the Ferring Technology that is inconsistent or conflicts with the license granted to or purported to be granted to Newco hereunder.

v.	No Third Party or Affiliate of Ferring has any right, title or interest in or to, or any license under, any Ferring Technology, Licensed Compound or any Licensed Product that conflicts with the rights granted to Newco hereunder.

f.	Section 5.02 of the License Agreement is hereby amended by adding the following representation and warranty by Newco as of the Amendment Effective Date (except as otherwise noted):

i.	Schedule 3 contains a complete and accurate list of the Contested Patents.

g.	In Section 7.02, the words “Canadian dollars” are hereby deleted and replaced with “United States dollars.”

h.	The second and third paragraphs of Section 7.05 of the License Agreement are hereby deleted in their entirety and replaced with the following:

“Newco shall pay to Ferring a sum equivalent to [**] of the annual total consideration received by Newco or its Affiliates in relation to sales of any Licensed Product received pursuant to all Third Party Agreements for as long as Newco is obliged to make payments to Ferring pursuant to Section 7.01 above, subject to the other provisions of this Section 7.05.

Newco shall pay to Ferring a sum equivalent to [**] of the annual total consideration received by Newco or its Affiliates in relation to sales of any Alternate Drug Product received pursuant to all Third Party Agreements for as long as Newco is obliged to make payments to Ferring pursuant to Section 7.01 above, subject to the other provisions of this Section 7.05.”

i.	The last paragraph of Section 7.05 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“For the avoidance of doubt it is agreed and acknowledged by the Parties that any consideration received by Newco from any Affiliate or third party and where such consideration is offered in whole or in part for the acquisition of any part of the shareholding of Newco, including as set out in the Unanimous Shareholders’ Agreement, the same shall not be deemed consideration for the purposes of this Section 7.05.”

j.	Section 8.02(i) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Ferring or Newco may assign its rights and obligations under this Agreement without the consent of the other Party to any of its respective Affiliates, provided that such assigning party shall be responsible for the performance of this Agreement by such Affiliate, and”

k.	The following language is hereby added to the end of Section 11.01(ii) of the License Agreement:

“Notwithstanding the foregoing, if the Parties in good faith disagree as to whether there has been a material breach of this Agreement or whether a material breach has been cured, then: (a) the allegedly breaching Party may contest the allegation by referring such matter, prior to expiration of the [**] cure period, for resolution in accordance with Section 11.04; (b) the relevant cure period with respect to such alleged or actual material breach will be tolled from the date on which the allegedly breaching Party notifies the non-breaching Party of the dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; (c) during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder; and (d) if it is ultimately determined that the allegedly breaching Party committed such material breach or failed to cure such material breach, then such breaching Party will have the right to cure such material breach, after such determination, within the applicable cure period set forth in this Section 11.01(ii), which cure period will commence as of the date of such determination.”

l.	Sub-clause (iv)(f) of Section 11.01 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“Newco shall grant and hereby grants to Ferring a [**] license under any Arising Intellectual Property (including all Patents covering any Arising Intellectual Property and all Know-How owned by or licensed to Newco or its Affiliates specifically relating to the Arising Intellectual Property) for purposes of researching, developing, manufacturing, making, having made, importing, exporting, using, selling, distributing, promoting, advertising, disposing of or offering to sell the Licensed Products and the Alternate Drug Products in the Field in the Territory. [**]. For avoidance of doubt, no non-compete provisions shall apply against Ferring in the event that Ferring exercises its rights under Section 11.01(iv)(f).”

m.	Section 11.04 of the License Agreement is hereby deleted in its entirety and replaced with the following:

Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom, including without limitation the execution, validity, construction and effect hereof, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its conflict of law principles. Any suit filed by one Party against the other Party to enforce its rights under this Agreement shall be brought before the federal and state courts sitting in New York City, New York. The Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of such court.

n.	Sub-clause (vi) of Section 11.01 is hereby amended to add the following language at the end of such sub-clause:

“For avoidance of doubt, the obligation to pay royalties on Net Sales of Licensed Product during the Licensed Product Royalty Term will survive any termination of this Agreement.”

o.	Schedule 1 of the License Agreement is hereby deleted in its entirety and replaced with Schedule 1 of Exhibit A of this Third Amendment. The License Agreement is hereby amended to add Schedule 3 of Exhibit A of this Third Amendment.

4.	Miscellaneous.

a.	The License Agreement, including any Exhibits, Schedules and as amended by this Third Amendment, together with the Global Release, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of the License Agreement as amended and/or this Third Amendment shall be valid or effective unless made in a writing referencing the License Agreement and/or this Third Amendment and signed by a duly authorized officer of each Party.

b.	This Third Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. All signatures need not be on the same counterpart.

[SIGNATURE PAGE FOLLOWS]

In witness thereof, intending to be legally bound, each of the Parties has caused this Third Amendment to be executed as of the Amendment Effective Date by their duly authorized representatives and delivered in its name and on its behalf.

FERRING INTERNATIONAL CENTER S.A.		VectivBio AG

By:	/s/ [**]	By:	/s/ [**]
Name:	[**]	Name:	[**]
Title:	[**]	Title:	[**]

By:	/s/ [**]
Name:	[**]
Title:	[**]

ironwood pharmaceuticals, inc.
(with respect to Section 2(b) hereof only)

By:	/s/ [**]
Name:	[**]
Title:	[**]

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